SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2006 (May 24, 2006)
THE PB FINANCIAL SERVICES CORPORATION
(Exact name of Registrant as Specified in Charter)

Georgia	333-78533	58-2466560
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9570 Medlock Bridge Road, Duluth, Georgia 30097
(Address of Principal Executive Offices)
(770) 814-8100
Registrant’s telephone number, including area code
NOT APPLICABLE

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On May 24, 2006, The PB Financial Services Corporation (“PB Financial”) and its wholly-owned subsidiary, The Peachtree Bank, entered into an agreement with Alabama National BanCorporation (“ANB”), a Delaware corporation, providing for ANB’s acquisition of PB Financial. PB Financial will be merged into ANB and The Peachtree Bank will become a wholly-owned subsidiary of ANB. Under the terms of the Agreement, each share of PB Financial common stock will be converted into 1.054 shares of ANB common stock (subject to possible adjustment, the “Exchange Ratio”). The Merger Agreement provides that the Exchange Ratio shall be adjusted if the average trading price of ANB’s common stock decreases more than a specific designated amount between the date of the Merger Agreement and the effective time of the Merger. Additionally, if the average trading price of ANB’s common stock decreases by more than a certain amount, PB Financial may elect to terminate the Merger Agreement.
     Consummation of the merger is subject to certain conditions, including approval by the shareholders of PB Financial and regulatory approval. The merger is expected to close prior to the end of the year.
Item 9.01 Financial Statements and Exhibits

Exhibit 2.1 -	Agreement and Plan of Merger between PB Financial and ANB, dated May 24, 2006.

Exhibit 99.1 -	Joint press release dated May 24, 2006 announcing execution of the Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE PB FINANCIAL SERVICES CORPORATION

DATE: May 25, 2006	By:	/s/ Monty G. Watson
Monty G. Watson
President and Chief Executive Officer

/s/ Kelly J. Johnson
Kelly J. Johnson
Principal Financial and Accounting Officer

EXHIBIT INDEX

Exhibit Number
2.1	Agreement and Plan of Merger between PB Financial and ANB, dated May 24, 2006.

99.1	Joint press release dated May 24, 2006 announcing execution of the Agreement.

3